400 Collins Road NE
Cedar Rapids, Iowa 52498
Kelly Ortberg appointed CEO of Rockwell Collins
CEDAR RAPIDS, Iowa (August 1, 2013) - Rockwell Collins announced today that its board of directors elected company President Kelly Ortberg, 53, to the additional role of CEO, effective immediately. He has also been appointed to the company's Board of Directors and to the Board's Executive Committee. Ortberg succeeds Clay Jones, 64, who retired as CEO after nearly 34 years with the company. Jones will continue as non-executive chairman.
Ortberg, who joined Rockwell Collins in 1987, became president in September 2012. Previously, he served as executive vice president and chief operating officer of Government Systems, where he helped win major program contracts, including avionics business on the KC-46A, KC-10 and the Embraer KC-390.
He also served as executive vice president and chief operating officer of Commercial Systems, overseeing development programs for the Boeing 787, Airbus A350 and Bombardier CSeries. Additionally, Ortberg led the launch of the company's Pro Line Fusion® integrated avionics system. It has been selected for more than 15 aircraft platforms since its introduction in 2007.
“We're fortunate to have such a proven and qualified successor as CEO,” said Anthony Carbone, the company's lead independent director. “Kelly's strong record of success, passion to win and extensive knowledge of our customers and business make him the ideal choice to lead Rockwell Collins into the future.”
Carbone added, “As we welcome Kelly to his new role, we owe a great deal of gratitude and admiration to Clay for his tireless efforts working on behalf of our customers, shareholders and employees. He is a widely recognized and deeply respected industry leader, and we look forward to his continued guidance as board chairman.”
A native of Dubuque, Iowa, Ortberg holds a Bachelor of Science degree in mechanical engineering from the University of Iowa. He serves on the university's Engineering Advisory Board, the board of directors for FIRST® (For Inspiration and Recognition of Science and Technology), and the board of directors for the Hawkeye Area Council of the Boy Scouts of America. He previously served as a director of Bucyrus International.
About Rockwell Collins
Rockwell Collins (NYSE: COL) is a pioneer in the development and deployment of innovative communication and aviation electronic solutions for both commercial and government applications. Our expertise in flight deck avionics, cabin electronics, mission communications, information management, and simulation and training is delivered by 19,000 employees, and a global service and support network that crosses 27 countries. To find out more, please visit www.rockwellcollins.com.

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